Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

NURIX THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	1,886,891 (2)	$11.91 (3)	$22,472,872 (3)	$0.0001102	$2,477
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	471,722 (4)	$10.13 (5)	$4,778,544 (5)	$0.0001102	$527
Total Offering Amounts					$27,251,416	—	$3,004
Total Fee Offsets							—
Net Fee Due							$3,004

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Nurix Therapeutics, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2) Represents 1,886,891 additional shares of the Registrant’s common stock to be reserved for issuance under the 2020 Equity Incentive Plan (“2020 EIP”) pursuant to the provision of the 2020 EIP providing for an annual automatic increase in the number of shares reserved for issuance under the 2020 EIP.

(3) Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the additional shares to be reserved under the 2020 EIP, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market (“Nasdaq”) on February 8, 2023.

(4) Represents 471,722 additional shares of the Registrant’s common stock available for issuance under the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”) pursuant to the provision of the 2020 ESPP providing for an annual automatic increase in the number of shares reserved for issuance under the 2020 ESPP.

(5) Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the additional shares to be reserved under the 2020 ESPP, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on Nasdaq on February 8, 2023. Under the 2020 ESPP, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s common stock on the offering date or the purchase date, whichever is less.

(6) The Registrant does not have any fee offsets.